Item 77I - Terms of new or amended securities


Morgan Stanley Variable Insurance Fund, Inc. Small
Company Growth Portfolio

The Board of Directors of Morgan Stanley Variable
Insurance Fund, Inc. (the "Fund") approved a Plan of
Liquidation with respect to the Small Company Growth
Portfolio (the "Portfolio"), a series of the Fund. Pursuant to the Plan of Liquidation, substantially all of the assets of the Portfolio were liquidated, known liabilities of the Portfolio were satisfied, the remaining proceeds were distributed to the Portfolio's stockholders, and all of the issued and outstanding shares of the Portfolio were redeemed (the "Liquidation"). The Portfolio suspended the offering of its shares to all investors at the close of business on April 26, 2017 and the Liquidation occurred on April 28, 2017. The Fund announced the Liquidation in the supplement to its Prospectus filed via EDGAR with the Securities and Exchange Commission on December 9, 2016 (accession number 0001104659-16-
161435) and incorporated by reference herein.

Morgan Stanley Variable Insurance Fund, Inc. Mid Cap
Growth Portfolio

Effective May 31, 2017, Morgan Stanley Variable
Insurance Fund, Inc. Mid Cap Growth Portfolio made those changes to its share Class offerings as described in the supplement to its Prospectus filed via EDGAR with the Securities and Exchange Commission on May 1,
2017 (accession number 0001104659-17-028206) and
incorporated by reference herein.

Morgan Stanley Variable Insurance Fund, Inc. Mid Cap
Growth and U.S. Real Estate Portfolios

Effective July 1, 2017, the maximum expense ratio of each share Class of Morgan Stanley Variable Insurance
Fund, Inc. Mid Cap Growth and U.S. Real Estate
Portfolios has been decreased, as described in the supplements to their applicable Prospectuses filed via
EDGAR with the Securities and Exchange Commission on June 20, 2017 (accession number 0001104659-17-
040412) and incorporated by reference herein.